Exhibit 21.1
DYNAMICS RESEARCH CORPORATION
 Subsidiaries of the Registrant

Name	Jurisdiction

DRC International Corporation	Massachusetts
H.J. Ford Associates, Inc.	Delaware
High Performance Technologies Innovations, LLC	Florida
Kadix Systems, LLC	Virginia